Exhibit 10.1

TRANSITION SERVICES AGREEMENT

by and between

VECTOR GROUP LTD.

and

DOUGLAS ELLIMAN INC.

Dated as of December 21, 2021

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS
Section 1.1.	General	1
Section 1.2.	Reference; Interpretation	3

ARTICLE II
SERVICES

Section 2.1.	Services	3
Section 2.2.	Standard of Service	4
Section 2.3.	Additional Services	4

ARTICLE III
LICENSES AND PERMITS

ARTICLE IV
PAYMENT

Section 4.1.	General	4
Section 4.2.	Additional Expenses	4
Section 4.3.	Adjustments	5
Section 4.4.	Invoices	5
Section 4.5.	Failure to Pay	5
Section 4.6.	Termination of Services	6

ARTICLE V
INDEMNIFICATION

Section 5.1.	Indemnification of Party Receiving Services	6
Section 5.2.	Indemnification of Party Providing Services	6
Section 5.3.	Third Party Claims	6
Section 5.4.	Indemnification Payments	8
Section 5.5.	Survival	8

ARTICLE VI
COOPERATION; CONFIDENTIALITY; TITLE

Section 6.1.	Services Cooperation	8
Section 6.2.	Distribution Cooperation	8
Section 6.3.	Confidentiality	9
Section 6.4.	Internal Use; Title, Copies, Return	9

ARTICLE VII
TERM
Section 7.1.	Duration	9
Section 7.2.	Early Termination by Spinco	9
Section 7.3.	Early Termination by Vector	10
Section 7.4.	Suspension Due to Force Majeure	10
Section 7.5.	Consequences of Termination	10

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated as of December 21, 2021 (this “Agreement”), between Vector Group Ltd., a Delaware corporation (“Vector”), and Douglas Elliman Inc., a Delaware corporation (“Spinco”). Each of Vector and Spinco is referred to herein as a “Party” and, collectively, as the “Parties”.

W I T N E S S E T H:

WHEREAS, Vector and Spinco have entered into a Distribution Agreement, dated as of the date hereof (the “Distribution Agreement”), which sets forth the terms pursuant to which Vector will transfer certain assets to Spinco and Vector will distribute the common stock of Spinco to the holders of Vector common stock on a pro rata basis (including Vector common stock underlying outstanding stock option awards and restricted stock awards) (the “Distribution”); and

WHEREAS, in connection with the Distribution, and in order to ensure an orderly transition under the Distribution Agreement, it will be necessary for each of the Parties to provide to the other the Services described herein for a transitional period.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. General. As used in this Agreement, the following terms have the respective meanings set forth below:

“AAA” shall have the meaning set forth in Section 9.2.

“Additional Services” shall have the meaning set forth in Section 2.3.

“Affiliate” shall, subject to the next succeeding sentence, have the meaning assigned to that term in the Distribution Agreement. For clarity, unless the context otherwise requires, a reference to a Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution; provided that, for the avoidance of doubt, for purposes of this Agreement Spinco and Vector shall not be considered Affiliates.

“Agreement” shall have the meaning set forth in the preamble.

“Agreement Disputes” shall have the meaning set forth in Section 9.1.

“Applicable Privacy Laws” shall have the meaning set forth in Section 8.2.

“Applicable Rate” shall mean the Prime Rate plus three percent (3%) per annum.

“Bankruptcy Event” with respect to a Party shall mean the filing of an involuntary petition in bankruptcy or similar proceeding against such Party seeking its reorganization, liquidation or the appointment of a receiver, trustee or liquidator for it or for all or substantially all of its assets, whereupon such petition shall not be dismissed within sixty (60) days after the filing thereof, or if such Party shall (i) apply for or consent in writing to the appointment of a receiver, trustee or liquidator of all or substantially all of its assets, (ii) file a voluntary petition or admit in writing its inability to pay its debts as they become due, (iii) make a general assignment for the benefit of creditors, (iv) file a petition or an answer seeking reorganization or an arrangement with its creditors or take advantage of any insolvency law with respect to itself as debtor, or (v) file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency proceedings or any similar proceedings.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City, New York are authorized or obligated by law or executive order to close.

“Change of Control” of a company shall mean an event or series of events by which any person or group (so long as such “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) beneficially owns (within the meaning of Rule 13d-3 (as in effect on the effective date of this Agreement) promulgated under the Exchange Act), in the aggregate, more than fifty percent (50%) of the shares of the capital stock of such company, having sufficient votes to elect (or otherwise designate) at such time a majority of the members of the board of directors of such company.

“Commencement Date” shall have the meaning ascribed to that term in Section 7.1.

“Dispute Notice” shall have the meaning set forth in Section 9.1.

“Distribution” shall have the meaning set forth in the preamble.

“Distribution Agreement” shall have the meaning set forth in the preamble.

“Existing Services” shall have the meaning set forth in Section 4.3.

“Fees” shall have the meaning set forth in Section 4.3.

“Indemnifying Party” shall have the meaning set forth in Section 5.3.

“Indemnitee” shall have the meaning set forth in Section 5.3.

“Information Security Incident” shall have the meaning set forth in Section 8.2.

“Loss” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding special, consequential, indirect and/or punitive damages (other than special, consequential, indirect and/or punitive damages awarded to any third party against an Indemnitee).

“Mediation Period” shall have the meaning set forth in Section 9.2.

“New York Courts” shall have the meaning set forth in Section 11.15.

“Outside Notice Date” shall have the meaning set forth in Section 5.3.

“Overlap Individuals” shall mean Persons who are directors of both Vector and Spinco or employees of both Vector and Spinco if such employee is compensated by both companies.

“Party” shall have the meaning set forth in the preamble.

“Person” shall mean any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

“Personal Information” shall mean any information that (i) identifies, relates to, describes, is reasonably capable of being associated with or could reasonably be linked, directly or indirectly, with, an individual, browser, device or household, or (ii) is considered “personally identifiable information,” “personal data” or a similar term under applicable law.

“Prime Rate” shall mean the rate per annum publicly announced by Citibank, N.A. (or successor thereto) from time to time as its prime rate in effect at its principal office in New York City. For purposes of this Agreement, any change in the Prime Rate shall be effective on the date such change in the Prime Rate is publicly announced as effective.

“Rules” shall have the meaning set forth in Section 9.3.

“Services” shall mean, collectively, the Spinco Services and the Vector Services.

“Spinco” shall have the meaning set forth in the preamble.

“Spinco Services” shall mean those transitional services, including any Additional Services, to be provided by Spinco to Vector set forth on Schedule A hereto to assist Vector in operating Vector’s business following the Distribution. Services or actions of Overlap Individuals shall not be considered to be Spinco Services under this Agreement unless expressly agreed in writing by both Parties.

“Third Party” shall mean any Person who is not a Party.

“Third Party Claim” shall have the meaning set forth in Section 5.3.

“Vector” shall have the meaning set forth in the preamble.

“Vector Services” shall mean those transitional services, including any Additional Services, to be provided by Vector to Spinco set forth on Schedule B hereto to assist Spinco in operating Spinco’s business following the Distribution. Services or actions of Overlap Individuals shall not be considered to be Vector Services under this Agreement unless expressly agreed in writing by both Parties.

Section 1.2. Reference; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. Any capitalized terms used but not defined in this Agreement have the meanings given to them in the Distribution Agreement.

ARTICLE II

SERVICES

Section 2.1. Services. (a) Spinco shall provide to Vector each Spinco Service for the term set forth opposite the description of such Spinco Service in Schedule A. Upon conclusion of the term set forth opposite the description of such Spinco Service, this Agreement shall be deemed terminated with respect to such Spinco Service. Additional Services may be provided by Spinco to Vector as provided in Section 2.3. At its option, (i) Spinco may cause any Spinco Service it is required to provide hereunder to be provided by a Third Party that is providing, or may from time to time provide, the same or similar services for Spinco and/or (ii) to the extent any Spinco Service is already provided by a Third Party, Spinco shall have the right to change the Third Party that is providing such Spinco Service to any Third Party that is providing, or may from time to time provide, the same or similar services for Spinco, at any time upon reasonable notice to Vector. In the event of such a change as permitted in clauses (i) or (ii) above results in a change in cost of Spinco for the provision of such Spinco Service, the applicable schedules to this agreement shall be updated to reflect the revised fees as allocated to Vector, provided that if such a change results in an increase over 10% of the costs then currently contemplated by Schedule A such an amendment will require the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of Vector.

(b) Vector shall provide to Spinco each Vector Service for the term set forth opposite the description of such Vector Service in Schedule B. Upon conclusion of the term set forth opposite the description of such Vector Service, this Agreement shall be deemed terminated with respect to such Vector Service. Additional Services may be provided to Spinco by Vector as provided in Section 2.3. At its option, (i) Vector may cause any Vector Service it is required to provide hereunder to be provided by a Third Party that is providing, or may from time to time provide, the same or similar services for Vector and/or (ii) to the extent any Vector Service is already provided by a Third Party, Vector shall have the right to change the Third Party that is providing such Vector Service to any Third Party that is providing, or may from time to time provide, the same or similar services for Vector, at any time upon reasonable notice to Spinco. In the event of such a change as permitted in clauses (i) or (ii) above results in a change in cost of Vector for the provision of such Vector Service, the applicable schedules to this agreement shall be updated to reflect the revised fees as allocated to Spinco, provided that if such a change results in an increase over 10% of the costs then currently contemplated by Schedule B such an amendment will require the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of Spinco.

Section 2.2. Standard of Service. Spinco and Vector shall maintain sufficient resources to perform their respective obligations hereunder. In performing the Services, Spinco and Vector shall provide substantially the same level of service and use substantially the same degree of care as their respective personnel provided and used in providing such Services prior to completion of the Distribution for itself (but in no event less than a reasonable degree of care), subject in each case to any provisions set forth on Schedule A or Schedule B with respect to each such Service. Each Party shall provide reasonable assistance to the other Party in migrating the applicable Services to the recipient of such Services.

Section 2.3. Additional Services. From time to time after the date hereof, the Parties may identify additional services that one Party will provide to the other Party in accordance with the terms of this Agreement (the “Additional Services”). The Parties shall cooperate and act in good faith to agree on the terms pursuant to which any such Additional Service shall be provided and to amend Schedule A or Schedule B, as applicable, in accordance with such terms.

ARTICLE III

LICENSES AND PERMITS

Each Party warrants and covenants that all duties and obligations (including with respect to Spinco, all Spinco Services, and with respect to Vector, all Vector Services) to be performed hereunder shall be performed in compliance with all material applicable federal, state and local laws, rules and regulations. Each Party shall obtain and maintain all material permits, approvals and licenses necessary or appropriate to perform its duties and obligations (including with respect to Spinco, the Spinco Services, and with respect to Vector, the Vector Services) hereunder and shall at all times comply with the terms and conditions of such permits, approvals and licenses.

ARTICLE IV

PAYMENT

Section 4.1. General. (a) In consideration for the provision of each of the Spinco Services, Vector shall pay to Spinco the fee set forth for such Spinco Service on Schedule A.

(b) In consideration for the provision of each of the Vector Services, Spinco shall pay to Vector the fee as set forth for such Vector Service on Schedule B.

Section 4.2. Additional Expenses. (a) In addition to the fees payable in accordance with Section 4.1(a), Vector shall reimburse Spinco for all reasonable and necessary out-of-pocket costs and expenses incurred by Spinco with respect to Third Parties in connection with the provision of Spinco Services to Vector pursuant to the terms of this Agreement or paid by Spinco on behalf of Vector that are not already contemplated by Schedule A; provided that if Spinco expects to incur in respect of a Third Party in any month costs and expenses in excess of $25,000 and not already contemplated by Schedule A, Spinco shall use commercially reasonable efforts to provide to Vector prior to the first day of such month a written notice setting forth Spinco’s reasonable estimate of the expenses it expects to incur.

(b) In addition to the fees payable for expenses in accordance with Section 4.1(b), Spinco shall reimburse Vector for all reasonable and necessary out-of-pocket costs and expenses incurred by Vector with respect to Third Parties in connection with the provision of Vector Services to Spinco pursuant to the terms of this Agreement or paid by Vector on behalf of Spinco that are not already contemplated by Schedule B; provided that if Vector expects to incur in respect of a Third Party in any month costs and expenses in excess of $25,000 and not already contemplated by Schedule B, Vector shall use commercially reasonable efforts to provide to Spinco prior to the first day of such month a written notice setting forth Vector’s reasonable estimate of the expenses it expects to incur.

Section 4.3. Adjustments. Spinco and Vector shall review and evaluate the fees payable in accordance with Section 4.1 (the “Fees”) for existing services contemplated on Schedule A or Schedule B (the “Existing Services”) for reasonableness annually and work in good faith to equitably adjust such Fees for Existing Services as appropriate to reflect among other things changes in compensation due to promotions or replacement of personnel at a lower or higher compensation level, increases or decreases in the percentage of labor-based allocation based on increased or decreased efforts of a particular individual, or adjustments to percentage of non-labor allocations tied to headcounts or other reasonable metrics. Spinco and Vector shall work together in good faith to determine an appropriate date for such adjustments to take effect (which may be retroactive to the date of such changes).

Section 4.4. Invoices. (a) Spinco will invoice Vector in U.S. dollars: (i) as of the last day of each calendar month for any fees payable by Vector in accordance with Section 4.1(a) for Spinco Services listed on Schedule A provided pursuant to the terms of this Agreement during such month; (ii) as of the last day of each calendar month for any amounts payable by Vector in accordance with Section 4.2(a) (and enclosing invoices from the relevant Third Parties); and (iii) as of the last day of each calendar month for any taxes (excluding income taxes) accrued with respect to the provision of Spinco Services to Vector during such month. Spinco shall deliver or cause to be delivered to Vector each such invoice within thirty (30) days following the last day of the calendar month to which such invoice relates. Vector shall pay each such invoice received by electronic funds transfer as follows: in the case of clauses (i) and (ii), within forty-five (45) Business Days of the date on which such invoice was received, and in the case of clause (iii), not later than one (1) Business Day prior to the due date for such tax payments; provided that Spinco delivers such invoice not less than three (3) Business Days prior to the due date for such tax payments.

(b) Vector will invoice Spinco in U.S. dollars: (i) as of the last day of each calendar month for any fees payable by Spinco in accordance with Section 4.1(b) for Vector Services listed on Schedule B provided pursuant to the terms of this Agreement during such month; (ii) as of the last day of each calendar month for any amounts payable by Spinco in accordance with Section 4.2(b) (and enclosing invoices from such Third Parties); and (iii) as of the last day of each calendar month for any taxes (excluding income taxes) accrued with respect to the provision of Vector Services to Spinco during such month. Vector shall deliver or cause to be delivered to Spinco each such invoice within thirty (30) days following the last day of the calendar month to which such invoice relates. Spinco shall pay each such invoice received by electronic funds transfer: in the case of clauses (i) and (ii), within forty-five (45) Business Days of the date on which such invoice was received, and in the case of clause (iii), not later than one (1) Business Day prior to the due date for such tax payments; provided that Vector delivers such invoice not less than three (3) Business Days prior to the due date for such tax payments.

Section 4.5. Failure to Pay. Any undisputed amount not paid when due shall be subject to a late payment fee computed daily at a rate equal to the Applicable Rate from the due date of such amount to the date such amount is paid. Each Party agrees to pay the other Party’s reasonable attorneys’ fees and other costs incurred in collection of any amounts owed to such other Party hereunder and not paid when due. Notwithstanding anything to the contrary contained herein, in the event either Party fails to make a payment of any undisputed amount when due hereunder, and such failure continues for a period of thirty (30) days following delivery of notice to such non-paying Party of such failure, the other Party shall have the right to cease provision of such Services to such non-paying Party until such overdue payment (and any applicable late payment fee accrued with respect thereto) is paid in full. Such right of the Party providing services shall not in any manner limit or prejudice any of such Party’s other rights or remedies in the event of the non-paying Party’s failure to make payments when due hereunder, including without limitation any rights or remedies pursuant to Articles V, VII and IX.

Section 4.6. Termination of Services. In the event of a termination of Services pursuant to Article VII, with respect to the calendar month in which such Services cease to be provided, the recipient of such Services shall be obligated to pay a fee for such Services calculated as set forth on Schedule A or Schedule B, as applicable for the portion of the month prior to the termination. Where possible, the Parties agree to work together cooperatively to seek to have terminations occur as of month ends, but this Agreement shall not limit a Party’s right to effect a termination in accordance with this Agreement other than as of a month end.

ARTICLE V

INDEMNIFICATION

Section 5.1. Indemnification of Party Receiving Services. (a) Spinco agrees to indemnify, defend and hold Vector harmless from and against any Loss to which Vector may become subject arising out of, by reason of or otherwise in connection with the provision hereunder by Spinco of Spinco Services, other than Losses resulting from Vector’s gross negligence, willful misconduct or breach of its obligations pursuant to this Agreement. Notwithstanding any provision in this Agreement to the contrary, Spinco shall not be liable under this Section 5.1 for any consequential, special or punitive damages (including but not limited to lost profits), except to the extent that such consequential, special or punitive damages relate to a Loss resulting from a Third Party Claim (as defined below).

(b) Vector agrees to indemnify, defend and hold Spinco harmless from and against any Loss to which Spinco may become subject arising out of, by reason of or otherwise in connection with the provision hereunder by Vector of Vector Services, other than Losses resulting from Spinco’s gross negligence, willful misconduct or breach of its obligations pursuant to this Agreement. Notwithstanding any provision in this Agreement to the contrary, Vector shall not be liable under this Section 5.1 for any consequential, special or punitive damages (including but not limited to lost profits), except to the extent that such consequential, special or punitive damages relate to a Loss resulting from a Third Party Claim (as defined below).

Section 5.2. Indemnification of Party Providing Services. (a) Vector agrees to indemnify, defend and hold Spinco harmless from and against any Loss to which Spinco may become subject arising out of, by reason of or otherwise in connection with, the provision hereunder by Spinco of Spinco Services to Vector where such Losses resulted from Vector’s gross negligence, willful misconduct or breach of its obligations pursuant to this Agreement. Notwithstanding any provision in this Agreement to the contrary, Vector shall not be liable under this Section 5.2 for any consequential, special or punitive damages (including but not limited to lost profits), except to the extent that such consequential, special or punitive damages relate to a Loss resulting from a Third Party Claim (as defined below).

(b) Spinco agrees to indemnify, defend and hold Vector harmless from and against any Loss to which Vector may become subject arising out of, by reason of or otherwise in connection with the provision hereunder by Vector of Vector Services to Spinco where such Losses resulted from Spinco’s gross negligence, willful misconduct or breach of its obligations pursuant to this Agreement. Notwithstanding any provision in this Agreement to the contrary, Spinco shall not be liable under this Section 5.2 for any consequential, special or punitive damages (including but not limited to lost profits), except to the extent that such consequential, special or punitive damages relate to a Loss resulting from a Third Party Claim (as defined below).

Section 5.3. Third Party Claims. (a) If a claim or demand is made against Vector or Spinco (each, an “Indemnitee”) by any Third Party (a “Third Party Claim”) as to which such Indemnitee is entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party which is or may be required pursuant to Section 5.1 or Section 5.2 hereof to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim promptly and in any event by the date (the “Outside Notice Date”) that is the fifteenth (15th) Business Day after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period beginning immediately after the Outside Notice Date and ending on the date that the Indemnitee gives the required notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim. Notwithstanding anything to the contrary contained herein, neither Party shall be required to provide notice to the other Party for Third Party Claims for which a Party is providing legal support as part of the Services to the extent that such Party has received notice in such capacity.

(b) If a Third Party Claim is made against an Indemnitee, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges in writing its obligation to indemnify the Indemnitee therefor, to assume the defense thereof with counsel selected by the Indemnifying Party, provided, however, that such counsel is not reasonably objected to by the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall, within thirty (30) days (or sooner if the nature of the Third Party Claim so requires), notify the Indemnitee of its intent to do so, and the Indemnifying Party shall thereafter not be liable to the Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that such Indemnitee shall have the right to employ counsel to represent such Indemnitee if, in such Indemnitee’s reasonable judgment, a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim which would make representation of both such parties by one counsel inappropriate, and in such event the fees and expenses of such separate counsel shall be paid by such Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, subject to the proviso of the preceding sentence, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnitee shall have given notice of the Third Party Claim as provided above). If the Indemnifying Party so elects to assume the defense of any Third Party Claim, all of the Indemnitees shall cooperate with the Indemnifying Party in the defense or prosecution thereof, including by providing or causing to be provided agreements, documents, books, records, files and witnesses as soon as reasonably practicable after receiving any request therefor from or on behalf of the Indemnifying Party, except to the extent that providing or causing the foregoing to be provided would constitute a waiver of any Indemnitee’s attorney-client privilege.

(c) If the Indemnifying Party acknowledges in writing responsibility under this Article V for a Third Party Claim, then in no event will the Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party’s prior written consent; provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. If the Indemnifying Party acknowledges in writing liability for a Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the Indemnitee completely in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnitee. If an Indemnifying Party elects not to assume the defense of a Third Party Claim, or fails to notify an Indemnitee of its election to do so as provided herein, such Indemnitee may compromise, settle or defend such Third Party Claim.

(d) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnitee in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

(e) In the event and to the extent of payment by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

(f) Spinco and Vector shall cooperate as may reasonably be required in connection with the investigation, defense and settlement of any Third Party Claim. In furtherance of this obligation, the Parties agree that if an Indemnifying Party chooses to defend or to compromise or settle any Third Party Claim, Vector or Spinco, as the case may be, shall use its commercially reasonable efforts to make available to the other Party, upon written request, their former and then current directors, officers, employees and agents and those of their subsidiaries as witnesses and any records or other documents within its control or which it otherwise has the ability to make available, to the extent that (i) any such Person, records or other documents may reasonably be required in connection with such defense, settlement or compromise and (ii) making such Person, records or other documents so available would not constitute a waiver of the attorney-client privilege of Vector or Spinco, as the case may be. At the request of an Indemnifying Party, an Indemnitee shall enter into a reasonably acceptable joint defense agreement.

(g) The remedies provided in this Article V shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 5.4. Indemnification Payments. (a) Indemnification required by this Article V shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or any Loss is incurred. If the Indemnifying Party fails to make an indemnification payment required by this Article V within thirty (30) days after receipt of a bill therefor or notice that a Loss has been incurred, the Indemnifying Party shall also be required to pay interest on the amount of such indemnification payment, from the date of receipt of the bill or notice of the Loss to, but not including the date of payment, at the Applicable Rate.

(b) The amount of any claim by an Indemnitee under this Agreement shall be (i) reduced to reflect any actual tax savings or insurance proceeds received by any Indemnitee that result from the Losses that gave rise to such indemnity, and (ii) increased by an amount equal to any tax cost incurred by any Indemnitee that results from receipt of payments under this Article V.

Section 5.5. Survival. The Parties’ obligations under this Article V shall survive the termination of this Agreement.

ARTICLE VI

COOPERATION; CONFIDENTIALITY; TITLE

Section 6.1. Services Cooperation. Each Party shall use commercially reasonable efforts to cooperate with the other Party in all matters relating to the provision and receipt of the Services. Such cooperation shall include, but not be limited to, exchanging information, providing electronic access to systems used in connection with the Services, performing true-ups and adjustments and obtaining all consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations hereunder. Vector and Spinco shall maintain reasonable documentation related to the Services and cooperate with each other in making such information available to the other Party as needed.

Section 6.2. Distribution Cooperation. For a period of up to two (2) years after the Commencement Date, except as otherwise set forth in the Distribution Agreement or a Commercial Arrangement, the Parties shall, and shall cause each of their respective Affiliates and employees to (i) provide reasonable cooperation and assistance to the other Party in connection with the completion of the Plan of Reorganization, (ii) provide knowledge transfer regarding its applicable Business or Vector’s historical business and (iii) assist the other Party in the orderly and efficient transition in becoming an independent company; in each case, except as may otherwise be agreed to by the Parties in writing, at no additional cost to the Party requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party, if applicable. The cooperation and assistance provided for in this Section shall not be required to the extent such cooperation and assistance would result in an undue burden on any Party or would unreasonably interfere with any of its employees normal functions and duties.

Section 6.3. Confidentiality. Each Party shall keep confidential from Third Parties the Schedules to this Agreement and all non-public information received from the other Party regarding the Services, including, without limitation, any information received with respect to products and services of Vector or Spinco, and to use such information only for the purposes set forth in this Agreement unless (i) otherwise agreed to in writing by the Party from which such information was received or (ii) required by applicable law, regulation or any securities exchange (in which case the Parties shall cooperate in seeking to obtain a protective order or other arrangement pursuant to which the confidentiality of such information is preserved). The covenants in this Article VI shall survive any termination of this Agreement for a period of three (3) years from the date such termination becomes effective.

Section 6.4. Internal Use; Title, Copies, Return. Except to the extent inconsistent with the express terms of the Distribution Agreement and any Ancillary Agreement other than this Agreement, each Party agrees that:

(a) title to all systems used in performing any Service provided hereunder shall remain with the Party providing such Service or its Third Party vendors; and

(b) to the extent the provision of any Service involves intellectual property, including without limitation software programs or patented or copyrighted material, or material constituting trade secrets, the recipient of such Service shall not copy, modify, reverse engineer, decompile or in any way alter any of such material, or otherwise use such material in a manner inconsistent with the terms and provisions of this Agreement, without the express written consent of the Party providing such Service; and upon the termination of any Service, the recipient of such Service shall return to the Party providing such Service, as soon as practicable, any equipment or other property of the Party providing such Service relating to such Service which is owned or leased by the Party providing such Service and is or was in its possession or control.

ARTICLE VII

TERM

Section 7.1. Duration. (a) Except as provided in Sections 4.6, 5.5, 6.2, 6.3, 7.2, 7.3, 7.4 and 7.5, the term of this Agreement shall commence on the date hereof (the “Commencement Date”) and shall continue in full force and effect until the earlier of (i) the date that is the day prior to the third (3rd) anniversary of the Commencement Date, unless otherwise mutually agreed by the Parties and (ii) the earlier termination of all Services in accordance with Section 4.5 or 7.1(b).

(b) As Vector becomes self-sufficient or engages other sources to provide any Spinco Service, Vector shall be entitled to release Spinco from providing any or all of the Spinco Services hereunder by delivering a written notice thereof to Spinco at least twenty (20) Business Days prior to the effective date of release of such Spinco Service(s). At the end of such twenty (20) Business Day period (or such shorter period as may be agreed by the Parties), Spinco shall discontinue the provision of the Spinco Services specified in such notice and any such Spinco Services shall be excluded from this Agreement, Schedule A shall be deemed to be amended accordingly, and this Agreement shall be deemed to be terminated with respect to such Spinco Service. Spinco shall also be entitled to release Vector from providing any or all of the Vector Services hereunder by delivering a written notice thereof to Vector at least twenty (20) Business Days prior to the effective date of release of such Vector Service(s). At the end of such twenty (20) Business Day period (or such shorter period as may be agreed by the Parties), Vector shall discontinue the provision of the Vector Services specified in such notice and any such Vector Services shall be excluded from this Agreement, Schedule B shall be deemed to be amended accordingly, and this Agreement shall be deemed to be terminated with respect to such Vector Service.

Section 7.2. Early Termination by Spinco. Spinco may terminate this Agreement by giving written notice to Vector under the following circumstances:

(a) if Vector shall default in the performance of any of its material obligations under this Agreement, and such default or breach shall continue and not be remedied for a period of thirty (30) days after Spinco has given written notice to Vector specifying such default and requiring it to be remedied;

(b) if a Bankruptcy Event has occurred with respect to Vector; or

(c) if a Change of Control of Vector has occurred.

Section 7.3. Early Termination by Vector. Vector may terminate this Agreement by giving written notice to Spinco under the following circumstances:

(a) if Spinco shall default in the performance of any of its material obligations under this Agreement and such default shall continue and not be remedied for a period of thirty (30) days after Vector has given written notice to Spinco specifying such default and requiring it to be remedied;

(b) if a Bankruptcy Event has occurred with respect to Spinco; or

(c) if a Change of Control of Spinco has occurred.

Section 7.4. Suspension Due to Force Majeure. In the event the performance by either Vector or Spinco of its duties or obligations hereunder is interrupted or interfered with by reason of any Force Majeure, the Party affected by such Force Majeure shall not be deemed to be in default of this Agreement by reason of its non-performance due to such Force Majeure, but shall give notice to the other Party of the Force Majeure and the fee provided for in Section 4.1 shall be equitably adjusted to reflect the reduced performance. In such event, the Party affected by such Force Majeure shall resume the performance of its duties and obligations hereunder as soon as reasonably practicable after the end of the Force Majeure.

Section 7.5. Consequences of Termination. In the event this Agreement expires or is terminated in accordance with this Article VII, then (a) all Services to be provided will promptly cease, (b) each of Spinco and Vector shall, upon request of the other Party, promptly return or destroy all non-public confidential information and Personal Information received from the other Party in connection with this Agreement (including the return of all information received with respect to the Services or products of Vector or Spinco, as the case may be), without retaining a copy thereof (other than one copy for file purposes), and (c) each of Spinco and Vector shall honor all credits and make any accrued and unpaid payment to the other Party as required pursuant to the terms of this Agreement, and no rights already accrued hereunder shall be affected.

ARTICLE VIII

RECORDS; DATA SECURITY

Section 8.1. Records Retention. Each of the Parties shall create and maintain full and accurate books in connection with the provision of the Services, and all other records relevant to this Agreement, and upon reasonable notice from the other Party shall make available for inspection and copy by such other Party’s agents such records during reasonable business hours.

Section 8.2. Data Security. In their respective provision of the Services, each Party shall comply with all applicable federal, state, local and international laws, regulations and directives governing the collection, use, storage, processing, transmission, transfer, disclosure and protection of Personal Information (“Applicable Privacy Laws”) and shall immediately inform the other Party if they believe that processing Personal Information as contemplated by this Agreement would violate Applicable Privacy Laws. Each Party shall process Personal Information only as instructed by the other Party as required to provide the applicable Services or as otherwise required by applicable law, and will not sell the Personal Information or process it for any other purpose. The Parties shall ensure that all personnel authorized to process Personal Information have agreed to maintain the confidentiality of the Personal Information and that access to Personal Information is limited to only those who need to know the Personal Information in order perform the specific Vector Services or Spinco Services under this Agreement. Each Party shall implement reasonable administrative, physical, technical and organizational measures designed to protect

Personal Information from any unauthorized access to or acquisition, disclosure, disposal, loss or use of such Personal Information (an “Information Security Incident”). Each Party shall notify the other Party within 72 hours following the discovery of any actual or suspected Information Security Incident and assist the other Party in any efforts to contain, investigate or remediate such Information Security Incident. Each Party shall assist the other Party in fulfilling its obligations to respond to data subjects’ requests for exercising their rights under Applicable Privacy Laws and shall make available all information necessary to demonstrate compliance with Applicable Privacy Laws. The Parties agree to enter into any further privacy or data security agreements as required to comply with Applicable Privacy Laws.

ARTICLE IX

DISPUTE RESOLUTION

Section 9.1. Negotiation. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (but excluding any controversy, dispute or claim arising out of any agreement relating to the use or lease of real property if any Third Party is a necessary party to such controversy, dispute or claim) (collectively, “Agreement Disputes”), the Party claiming such Agreement Dispute shall give written notice to the other Party setting forth the Agreement Dispute and a brief description thereof (a “Dispute Notice”) pursuant to the terms of the notice provisions of Article X hereof. Following delivery of a Dispute Notice, the general counsel of the other Party and/or such other executive officer designated by the other Party shall negotiate for a reasonable period of time to settle such Agreement Dispute; provided, however, that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed forty-five (45) calendar days from the time of receipt by a Party of a Dispute Notice; provided, further, that in the event of any arbitration in accordance with Section 9.3 hereof, the Parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Dispute Notice, and any contractual time period or deadline under this Agreement to which such Agreement Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Agreement Dispute has been resolved.

Section 9.2. Mediation. If, within forty-five (45) calendar days (or such longer period as may be agreed in writing between the Parties) after receipt by a Party of a Dispute Notice, the Parties have not succeeded in negotiating a resolution of the Agreement Dispute, the Parties agree to submit the Agreement Dispute at the earliest possible date to mediation conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association (“AAA”), and to bear equally the costs of the mediation; provided, however, that each Party shall bear its own costs in connection with such mediation. The Parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days or such longer period as they may mutually agree following the initial mediation session (the “Mediation Period”).

Section 9.3. Arbitration. If the Agreement Dispute has not been resolved for any reason after the Mediation Period, such Agreement Dispute shall be determined, at the request of either Party, by arbitration conducted in New York City, New York, before and in accordance with the then-existing Commercial Arbitration Rules of the AAA, except as modified herein (the “Rules”). There shall be three arbitrators. Each Party shall appoint one arbitrator within twenty (20) calendar days of receipt by respondent of a copy of the demand for arbitration. The two party-appointed arbitrators shall have twenty (20) calendar days from the appointment of the second arbitrator to agree on a third arbitrator who shall chair the arbitral tribunal. Any arbitrator not timely appointed by the Parties under this Section 9.3 shall be appointed by the AAA in accordance with the listing, ranking and striking method in the Rules, and in any such procedure, each Party shall be given a limited number of strikes, excluding strikes for cause. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this Article IX shall be determined by the arbitrators. In resolving any Agreement Dispute, the Parties intend that the arbitrators shall apply the substantive laws of the State of New York, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final and binding on the Parties. The Parties agree to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award in the United States

District Court for the Southern District of New York. The arbitrators shall be entitled, if appropriate, to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrators shall not be entitled to award punitive, exemplary, treble or any other form of non-compensatory damages except in connection with indemnification for a Third Party Claim (and in such a case, only to the extent awarded in such Third Party Claim).

Section 9.4. Arbitration Period. Any arbitration proceeding shall be concluded in a maximum of six (6) months from the commencement of the arbitration. The Parties may agree in writing to extend the arbitration period if necessary to appropriately resolve the Agreement Dispute.

Section 9.5. Treatment of Negotiations, Mediation and Arbitration. Without limiting the provisions of the Rules, unless otherwise agreed in writing by the Parties or permitted by this Agreement, the Parties shall keep confidential all matters relating to and any negotiation, mediation, conference, arbitration, discussion or arbitration award pursuant to this Article IX shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules; provided, however, that such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law or stock exchange rules. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration. Nothing contained herein is intended to or shall be construed to prevent any Party from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect.

Section 9.6. Continuity of Service and Performance. Except as provided in Sections 4.5, 7.4 or 7.5 or otherwise agreed in writing, the Parties will continue to provide Services and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article IX with respect to all matters not subject to such dispute resolution.

Section 9.7. Consolidation. The arbitrators may consolidate any Agreement Disputes under this Agreement if the subject of the Agreement Disputes thereunder arise out of or relate essentially to the same set of facts or transactions. Such consolidated arbitration shall be determined by the arbitrator appointed for the arbitration proceeding that was commenced first in time.

ARTICLE X

NOTICES

All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be emailed, hand delivered or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

To Vector:

Vector Group Ltd.

4400 Biscayne Boulevard

Miami, Florida 33137

Attention: General Counsel

To Spinco:

Douglas Elliman Inc.

4400 Biscayne Boulevard

Miami, Florida 33137

Attention: General Counsel

ARTICLE XI

MISCELLANEOUS

Section 11.1. Taxes. Except as may otherwise be specifically provided herein, each party shall bear all taxes, duties and other similar charges (and any related interest and penalties) imposed as a result of its receipt of Services under this Agreement.

Section 11.2. Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any Third Party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship of independent contractor nor be deemed to vest any rights, interest or claims in any Third Parties.

Section 11.3. Complete Agreement; Construction. This Agreement, including the Schedules hereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. The rights and remedies of the Parties herein provided shall be cumulative and in addition to any other or further remedies provided by law or equity.

Section 11.4. Other Agreements. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Distribution Agreement or the other Ancillary Agreements.

Section 11.5. Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party. This Agreement may be executed and delivered by electronic means, including “.pdf” or “.tiff” files, and any electronic signature shall constitute an original for all purposes.

Section 11.6. Survival of Agreements. Except as otherwise contemplated by this Agreement, the Distribution Agreement or any other Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement, the Distribution Agreement and each Ancillary Agreement shall survive the Distribution and remain in full force and effect in accordance with their applicable terms.

Section 11.7. Waivers and Consents. The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent.

Section 11.8. Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by a duly authorized representative of each of the Parties.

Section 11.9. Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided, however, that the surviving entity of such merger or the transferee of such Assets shall agree in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto.

Section 11.10. Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 11.11. No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to Article V).

Section 11.12. Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the effective Commencement Date.

Section 11.13. Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 11.14. Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 11.15. Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 11.16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of a different jurisdiction.

Section 11.17. Consent to Jurisdiction. Subject to the provisions of Article IX hereof, each of the Parties irrevocably submits to the jurisdiction of the courts of the State of New York located in the City and County of New York, Borough of Manhattan (and if the courts of the State of New York shall be unavailable, any New York State court or federal court sitting in the City and County of New York, Borough of Manhattan) (the “New York Courts”), for the purposes of any suit, Action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Article IX or to prevent irreparable harm, and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any Action, suit or proceeding in the New York Courts with respect to any matters to which it has submitted to jurisdiction in this Section. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the New York Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 11.18. Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 11.19. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT

OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.20. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 11.21. Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 11.22. No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of Section 5.1 or Section 5.2).

Section 11.23. DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE SCHEDULES ATTACHED HERETO, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE SERVICES ARE PROVIDED AS-IS, THAT EACH RECIPIENT ASSUMES ALL RISKS AND LIABILITIES ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES AND EACH PROVIDER, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT THERETO. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PROVIDER HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF ANY SERVICE FOR A PARTICULAR PURPOSE.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on behalf of the Parties as of the date first herein above written.

VECTOR GROUP LTD.

By:	/s/ J. Bryant Kirkland III
Name:	J. Bryant Kirkland III
Title:	Senior Vice President, Treasurer and Chief Financial Officer

DOUGLAS ELLIMAN INC.

By:	/s/ Richard J. Lampen
Name:	Richard J. Lampen
Title:	Executive Vice President and Chief Operating Officer

[Signature Page to Transition Services Agreement]